Exhibit 10.26

AMENDMENT TO FEE REDUCTION AGREEMENT

December 28, 2023

WHEREAS, pursuant to that certain Underwriting Agreement between Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc) (the “Company”) and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated December 22nd, 2020 (as may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $8,050,000 as “deferred underwriting commissions” (the “Original Deferred Fee”), upon the consummation of its previously announced business combination transaction (the “Business Combination”), as contemplated by the final prospectus of the Company filed with the Securities and Exchange Commission on November 13, 2023 (Registration No. 333-274278). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, pursuant to that certain Fee Reduction Agreement between the Company and CF&CO, dated November 8th, 2023 (the “Original Fee Reduction Agreement”), CF&CO agreed to forfeit $4,050,000 of the Original Deferred Fee, resulting in a remainder of $4,000,000 (the “Reduced Deferred Fee”), to be payable by the Company to CF&CO in the class A common equity securities of the public entity that survives the Business Combination (the “New Common Stock”).

WHEREAS, the Company consummated the Business Combination with Banzai Operating Co LLC (f/k/a Banzai International, Inc.), a Delaware limited liability company.

WHEREAS, the Company and CF&CO desire to amend the Original Fee Reduction Agreement to provide for certain transfer restrictions and forfeiture provisions as set forth herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO hereby agree to amend the Original Fee Reduction Agreement (as amended, the “Fee Reduction Agreement”) as follows:

1.

Transfer Restrictions: Until the expiration of the period (such period, the “Lock-up Period”) commencing on the date of issuance (the “Issuance Date”) by the Company of 1,113,927 shares of New Common Stock to CF&CO in satisfaction of the Reduced Deferred Fee (the “Stock Fee Shares”) until the earlier of (i) December 14, 2024 or (ii) the date following the Issuance Date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (any such transaction, a “Liquidation Event”), CF&CO shall not directly or indirectly offer, sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any portion of the Stock Fee Shares or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Stock Fee Shares (any such transaction, a “Sale Transaction”). CF&CO hereby authorizes the Company at any time prior to the expiration of the Lock-up Period to cause its transfer agent for the Stock Fee Shares (the “Transfer Agent”) to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Stock Fee Shares, if such transfer would constitute a violation or breach of this Agreement. Notwithstanding the foregoing, CF&CO may sell or otherwise transfer all or any portion of the Stock Fee Shares to: (a) the Company, (b) any affiliate of CF&CO (as defined in Rule 405 of the Securities Act (as defined below)) (an “Affiliate”) or (c) by virtue of the laws of CF&CO’s organization upon dissolution of the entity; provided, however, that, in each case, such permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein. For the avoidance of doubt, CF&CO shall not have any right for cash payment for the amount of the Stock Fee pursuant to Section 4 of the Original Fee Reduction Agreement notwithstanding the transfer restrictions described in this Section 1. For the avoidance of doubt, the transfer restrictions set forth in this Section 1 shall not apply to any other equity securities of the Company that CF&CO or any of its Affiliates may already beneficially own or may acquire separate and apart from the Stock Fee Shares set forth herein, including any (x) shares of New Common Stock or other securities convertible into or exercisable or exchangeable for such New Common Stock acquired by CF&CO or its Affiliates in the open market or (y) any other shares of common equity securities or warrants of the Company acquired by CF&CO or its Affiliates in any future private transactions, and any exercise of any such warrants, whether “cashless” or “net,” including the shares issuable upon exercise of such warrants.

2.

Restrictive Legends: Immediately prior to the expiration of the Lock-up Period, the Company agrees that, reasonably promptly upon CF&CO’s request, it shall: (i) instruct and cause its legal counsel to reasonably promptly provide the necessary “ blanket” legal opinion(s) to the Transfer Agent so that such Transfer Agent may remove any “restrictive legends” and “lock-up legends” from the shares of New Common Stock held by CF&CO, (ii) instruct and cause its Transfer Agent to remove any such “ restrictive legends” and “lock-up legends” and (iii) take any further action as CF&CO may reasonably request, in each case, to enable CF&CO to reasonably promptly resell, freely trade or otherwise dispose of its shares of New Common Stock, either (x) in reliance upon the Resale Registration Statement, or (y) without registration under the Securities Act of 1933, as amended (the “Securities Act”), within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Securities and Exchange Commission).

3.

Capital Markets Advisor: CF&CO shall have the right to act as a capital markets advisor to the Company during the Lock-up Period pursuant to an engagement letter to be entered into between the Company and CF&CO in a form reflecting customary terms and conditions to be agreed upon by the Company and CF&CO. CF&CO shall not receive a fee in exchange for any such services provided in acting as capital markets advisor to the Company.

4.

Termination: The Fee Reduction Agreement will terminate automatically on the date on which all Stock Fee Shares have been sold or transferred by CF&CO in accordance with the terms and conditions of this Amendment.

5.

Incorporation by Reference: Sections 10.1, 10.3, 10.5, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated by reference into this Amendment. Except as expressly set forth herein, the provisions of the Underwriting Agreement and the Original Fee Reduction Agreement are not amended and remain in full force and effect. In the event of a conflict between this Amendment and the Original Fee Reduction Agreement or the Underwriting Agreement, this Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Mark Kaplan
Name:	Mark Kaplan
Title:	Senior Managing Director & Global Chief Operating Officer

BANZAI INTERNATIONAL, INC.

/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer

[Signature page to Fee Reduction Agreement]